EXHIBIT 21

                              LIST OF SUBSIDIARIES


Name of Subsidiary                              Jurisdiction of Incorporation
------------------                              -----------------------------
Europe Craft Imports, Inc.                               New Jersey
ECI Sportswear, Inc.                                     New York

All other subsidiaries of the Registrant, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of the end of the year covered by this Annual Report, and, therefore, their names have been omitted.